Exhibit 99(a)(1)


                      MASTER SERVICER AND SPECIAL SERVICER

                        ANNUAL STATEMENT AS TO COMPLIANCE


                              OFFICER'S CERTIFICATE



Re:   Mortgage Capital Funding, Inc.
      Multifamily/Commercial Mortgage Pass-Through Certificates
      Series 1997-MC1 (the "Trust")

As an authorized officer of CRIIMI MAE Services Limited Partnership, Master Servicer and Special Servicer for the Trust, I hereby certify that (i) a review of the activities and performance of the Master Servicer and Special Servicer under the Pooling and Servicing Agreement dated June 1, 1997 (the "Agreement"), for the period ending December 31, 1997, has been made under my supervision;
(ii) to the best of my knowledge, based on such review, the Master Servicer and the Special Servicer have fulfilled all of their obligations in all material respects under this Agreement throughout the aforementioned period; and (iii) no notice has been received regarding the qualification or status as a REMIC of, or otherwise asserting a tax (other than ad valorem real property taxes or other similar taxes on REO property) on the income or assets of, any portion of the Trust Fund from the Internal Revenue Service or from any other governmental agency or body.

CRIIMI MAE SERVICES LIMITED PARTNERSHIP

      By:   CRIIMI MAE Services, Inc.,
            Its general partner

            /s/  Maribeth Stahl
            By:  Maribeth Stahl
                 Vice President

March 9, 1998